Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2025 (except for Note 2 and Note 5, as to which the date is March 30, 2026), with respect to the consolidated financial statements included in the Annual Report of TruBridge, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of TruBridge, Inc. on Form S-3 (File No. 333-209669) and on Forms S-8 (File No. 333-196020, File No. 333-208915, File No. 333-217880, File No. 333-231193, File No. 333-265962, and File No. 333-287227).

/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 30, 2026